Exhibit 21

                          SUBSIDIARY OF THE REGISTRANT


                                             STATE OR OTHER JURISDICTION
SUBSIDIARY                                        OF INCORPORATION
---------------------------                  ----------------------------

The Anchor Bank                                   South Carolina

Anchor Automated Services, Inc.                   South Carolina

Marion National Investment Corporation            South Carolina